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                                                                     EXHIBIT 11
                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)





                                             Three months ended December 31,
                                                   1996       1995
                                                 --------   --------
Primary:
   Average shares outstanding                      89,715     84,364
   Net effect of dilutive stock options-based
      on the treasury stock method using
      average market price                          6,775      6,093
                                                 --------   --------
   Total                                           96,490     90,457
                                                 --------   --------
   Net income                                    $ 20,564   $ 15,262
                                                 --------   --------
   Per share amount                              $    .21   $    .17
                                                 --------   --------

Fully Diluted:
   Average shares outstanding                      89,715     84,364
   Net effect of dilutive stock options-based
      on the treasury stock method using
      quarter-end market price, if higher than
      average market price                          7,399      7,307
   Assumed conversion of 5% convertible notes       9,517         -- (1)
                                                 --------   --------
   Total                                          106,631     91,671
                                                 --------   --------
   Net income                                    $ 20,564   $ 15,262
   Add 5% convertble note interest, net
      of federal income tax effect                  1,402         -- (1)
                                                 --------   --------
   Total                                         $ 21,966   $ 15,262
                                                 --------   --------
   Per share amount                              $    .21   $    .17
                                                 --------   --------



(1) The convertible securities are not included in the fully diluted earnings per share calculation for the three months ended December 31, 1995 because they had not been issued at that time.